EXHIBIT 99.1

PRESS RELEASE

LF Capital Acquisition Corp. II Welcomes Steve Reed to its Management Team

DALLAS, January 24, 2022 /PRNewswire/ -- Level Field Capital (“Level Field”), a leading global SPAC sponsor, is pleased to announce the addition of Steve Reed as Senior Vice President and Managing Director of LF Capital Acquisition Corp. II (NASDAQ: LFACU) (“LFAC II”). Mr. Reed is based in Austin.

“We are excited to have Steve join LFAC II. He complements Level Field’s collaborative and investor-focused culture, and his reputation for achieving results makes him a welcome addition to the Company’s management team,” said Elias Farhat, Executive Chairman of the Board of Directors of LFAC II.

With over 20 years of experience, Mr. Reed has sourced, underwritten or managed nearly $2 billion in direct equity and debt investments and financings, spanning multiple industries, including investments in high-growth, as well as mature, companies and has served in various board and advisory capacities, providing counsel to companies across a broad range of strategic, operational, financial and organizational issues. His primary responsibilities at LFAC II will include investment sourcing, due diligence and transaction execution.

Steve Reed noted, “I am honored to join LFAC II and thrilled about the opportunity to partner with such a highly talented and accomplished group. I look forward to being part of their entrepreneurial team and driving forward the continued growth of Level Field as a leading global SPAC sponsor.”

Before joining LFAC II, Mr. Reed served as a Managing Partner of EF Capital Management, the investment arm of a family office, which largely focused on direct equity and direct debt investments, in both public and private companies, across industries, throughout North America. Prior to EF Capital Management, Mr. Reed was a founding member and Partner at BankCap Partners, a private equity firm that focuses on investments in the financial services industry throughout the United States. Mr. Reed began his career as an investment banker in 2000 at Bear, Stearns & Co. in the Financial Institutions Group, later joining Houlihan Lokey, where he worked in their Generalist and Restructuring Groups.

About Level Field Capital

Level Field is a leading global SPAC sponsor. In November 2021, Level Field built on the achievements of its previous SPAC, LF Capital Acquisition Corp., (which completed its de-SPAC merger with Landsea Homes Corporation (NASDAQ: LSEA) in January 2021) and successfully launched its second SPAC opportunity, LF Capital Acquisition Corp. II. From its initial public offering, LFAC II received aggregate gross proceeds totaling $258,750,000, before deducting underwriting discounts and commissions and other offering expenses payable by it.

LFAC II intends to focus its search on finding a business to merge with in secular growth industries, particularly targeting companies undergoing high-growth, including within the financial technology or services, digital asset, technology or disruptive consumer sectors, though it may pursue a business combination target in any business or industry.